Sheet1

ML Variable Series Funds, Inc.
Series Number: 1
File Number: 811-3290
CIK Number: 355916
Reserve Assets Fund
For the Period Ending: 12/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/09/2001	$ 250	LaSalle National Bank	5.07%	02/12/2002
03/30/2001	330	Enterprise Funding Corp.	5.27	05/15/2001
05/10/2001	530	Old Line Funding Corp.	4.97	05/11/2001
05/11/2001	252	Amsterdam Funding Corp.	4.46	05/14/2001
05/18/2001	250	Bell South Capital	4.00	05/22/2001
06/14/2001	250	Delaware Funding Corp.	4.00	06/25/2001
07/06/2001	518	Forrestal Funding	3.83	08/01/2001
07/10/2001	250	Kitty Hawk Funding Corp.	3.75	09/19/2001
07/25/2001	307	Greyhawk Capital Corp.	3.80	08/16/2001
07/27/2001	260	Windmill Funding Corp.	3.85	08/07/2001
08/01/2001	300	Asset Securitization	3.87	08/17/2001
08/07/2001	250	Corporate Receivable	3.74	09/07/2001
08/16/2001	411	Amsterdam Funding Corp.	3.74	08/17/2001
08/29/2001	326	Amsterdam Funding Corp.	3.56	08/30/2001
08/30/2001	500	Forrestal Funding	3.54	10/04/2001
09/26/2001	250	Tulip Funding Corp.	2.78	10/24/2001
10/22/2001	586	Old Line Funding Corp.	2.50	11/16/2001
11/06/2001	328	Edison Asset Securitiz	2.08	01/11/2002
11/08/2001	585	Enterprise Funding Corp.	2.49	11/09/2001
11/15/2001	681	Amsterdam Funding Corp.	2.20	11/16/2001
11/19/2001	325	Forrestal Funding	2.10	12/20/2001
11/20/2001	333	Preferred Receivable	2.10	01/08/2002
11/26/2001	250	Enterprise Funding Corp.	2.08	01/15/2002
11/27/2001	400	Amsterdam Funding Corp.	2.10	01/25/2002
12/20/2001	320	Clipper Receivables Corp.	1.74	12/21/2001
12/27/2001	286	Clipper Receivables Corp.	2.06	12/28/2001

Last Updated on 02/26/2002
By Win95 User